Exhibit 10.1
RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is entered into as of this 14th day of September, 2012 by and between UNITED INSURANCE HOLDINGS CORP., a Delaware corporation (the “Company”), and JOHN FORNEY, an individual residing in the State of Florida (the “Participant”).

RECITALS
WHEREAS, the Company is a Delaware corporation with authorized capital stock as follows:
50,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.0001 per share, of which 125,000 shares are designated as Series A Junior Participating Preferred Stock;
WHEREAS, the Company and the Participant entered into that certain Employment Agreement, dated as of June 8, 2012, as amended by the First Amendment to Employment Agreement, dated as of June 12, 2012 (the “Employment Agreement”), whereby the Participant shall serve as the Chief Executive Officer of the Company; and
WHEREAS, both the Company and the Participant wish to enter into this Agreement to memorialize, and set forth in the specific terms of, the grant of restricted Common Stock described in the Employment Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Grant of Restricted Shares. The Company hereby grants to the Participant 86,990 shares of restricted Common Stock (the “Restricted Shares”), subject to the terms and conditions of this Agreement.

2.Vesting.
a.Subject to Section 2.c. of this Agreement, the Restricted Shares will vest in twenty percent (20%) increments on each of the following “Vesting Dates:” (i) June 14, 2013 (the “Vesting Commencement Date”) and (ii) the first four (4) anniversaries of the Vesting Commencement Date, provided that the Participant is continuously employed by the Company from June 14, 2012 through the applicable Vesting Date.

b.If the Participant's employment with the Company terminates for any reason, other than those reasons provided in Section 2.c., before the date that the Restricted Shares have vested, the shares that have not yet vested as of the date of such termination will immediately be forfeited as of the date of such termination.

c.Notwithstanding Section 2.b. above, in the event that the Participant's employment with the Company terminates due to either (i) the Company's termination of the Participant's employment without Cause (as defined in the Employment Agreement), or (ii) the Participant's termination of his employment for Good Reason (as defined in the Employment Agreement), so long as (in either case) proper notice of such termination is timely provided in accordance with the Employment Agreement (each a “Covered Termination”), the Restricted Shares that would vest on the Vesting Date that occurs during the year in which the termination occurs shall, if not already vested, automatically and immediately vest (the “Termination Payment”) as of the later of (A) the date of the termination of the Participant's employment with the Company as a result of the events described in either subsection (i) or subsection (ii) of this Section 2.c. or (B) the date on which the release described in Section 4.10 of the Employment Agreement becomes effective.

3.Issuance of Certificates/Escrow.
a.The Company will issue in the Participant's name certificate(s) evidencing the Restricted Shares as soon as practicable following the Participant's execution of this Agreement. In addition to any other legends placed on the certificate(s), such certificate(s) will bear the following legend:

“The sale or other transfer of the shares of common stock represented by this certificate, whether voluntary or by operation of law, is subject to the restrictions set forth in the Restricted Stock Award Agreement, dated as of September 14, 2012, by and between United Insurance Holdings Corp. and the registered owner hereof. A copy of such agreement may be obtained from the Secretary of United Insurance Holdings Corp.”

b.Upon the vesting of the Restricted Shares, the Participant will be entitled to a new certificate for the shares that have vested, without the foregoing legend, upon making a request for such certificate to the Secretary of the Company.

c.The certificates representing the Restricted Shares will be held in escrow by the Company, as escrow agent. The Company will give the Participant a receipt for the Restricted Shares held in escrow that will state that the Company holds such shares in escrow for the Participant's account, subject to the terms of this Agreement, and the Participant will give the Company a stock power for such Restricted Shares duly endorsed in blank which will be used in the event any of such shares are forfeited in whole or in part. As soon as practicable after each Vesting Date, the Restricted Shares that have vested upon such Vesting Date will cease to be held in escrow, and certificate(s) for such number of Restricted Shares will be delivered to the Participant or, in the case of the Participant's death, to the Participant's estate.

4.
Status of Participant. This Agreement shall not confer upon the Participant any right to continue in the employ of the Company, nor to interfere in any way with the right of the Company to terminate the employment of the Participant at any time.

5.
Nontransferability. The Participant may not sell, transfer, assign, pledge, alienate, or hypothecate any of the Participant's Restricted Shares until they are vested, other than as set forth herein and any such attempted sale, transfer, assignment, pledge, alienation, or hypothecation will be null and void.

6.
Voting and Dividends. The Participant may exercise full voting rights and will receive all dividends and other distributions paid with respect to the Restricted Shares, whether or not vested, in each case so long as the applicable record date occurs before any forfeiture of such shares. If, however, any such dividends or distributions are paid in shares of Company capital stock, such shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Agreement as are the Restricted Shares with respect to which they were paid.

7.	Tax Matters.

a.The Participant (and not the Company) shall be responsible for the Participant's federal, state, local or foreign tax liability and any of the Participant's other tax consequences that may arise as a result of the transactions contemplated by this Agreement. The Participant shall rely solely on the determinations of the Participant's tax advisors or the Participant's own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

b.To the extent that the receipt of the Restricted Shares or the vesting of the Restricted Shares results in income to the Participant for federal, state or local income tax purposes, the Participant shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if the Participant fails to do so, the Company has the right and authority to deduct or withhold from other compensation payable to the Participant an amount sufficient to satisfy its withholding obligations. The Participant may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Restricted Shares otherwise deliverable to the Participant from escrow hereunder on the date the tax is to be determined having an aggregate fair market value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the vesting of such Restricted Shares. The Participant's election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable Vesting Date. The fair market value of any fractional Restricted Shares not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to the Participant in cash.

8.	Certain Code Consequences.

a.Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company, including, without limitation, the Employment Agreement or any subsequently adopted equity incentive plan (the “Incentive Stock Plans”) or any stock option agreement (the “Stock Option Agreements”) between the Company and the Participant entered into pursuant to an Incentive Stock Plan (in the aggregate “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to the Participant shall be either (A) delivered in full or (B) delivered in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code (or any successor provision) (the “Excise Tax”), whichever of the foregoing results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes, including any Section 409A Tax, and the Excise Tax). If the provisions of Sections 280G and 4999 (or any successor provisions) are repealed without succession, then this Section 8(a) shall be of no further force and effect.

b.For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code (or any successor provision) and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code (or any successor provision). Within 40 days following a Covered Termination or notice by one party to the other of its belief that there is a payment or benefit due the Participant that will result in an “excess parachute payment”, the Participant and the Company, at the Company's expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (the “National Tax Counsel”) selected by the Company's independent auditors and acceptable to the Participant in the Participant's sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments, (C) the amount and present value of any excess parachute payments, and (D) the net after-tax proceeds to the Participant, taking into account the tax imposed under Code Section 4999, if (x) the Total Payments were delivered in accordance with clause (A) of Section 8(a) or (y) the Total Payments were delivered in accordance with clause (B) of Section 8(a). As used in this Section 8(b), the term “Base Period Income” means an amount equal to the Participant's “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code (or any successor provision). For purposes of such opinion, (x) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Participant, and (y) the Participant shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of Participant's domicile (in both cases determined in the calendar year in which the Covered Termination occurs or notice described above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. The opinion of the National Tax Counsel shall be dated as of the Termination Date and addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such opinion determines that the Total Payments should be delivered in accordance with clause (B) of Section 8(a), then the Total Payments shall be reduced or eliminated as specified by the Participant in writing delivered to the Company within 30 days of the Participant's receipt of such opinion so that under the bases of calculations set forth in such opinion no portion of such Total Payments would be subject to the Excise Tax; provided that if Participant's exercise of the right to specify the payments or benefits to be reduced or eliminated would result in additional tax being due under Section 409A of the Code or, if the Participant fails to so notify the Company, then the payments or benefits included in the Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion no portion of such Total Payments would be subject to the Excise Tax by applying the following principles, in order: (x) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (y) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (z) cash payments shall be reduced prior to non-cash benefits; provided further that if the foregoing order of reduction or elimination would result in additional tax being due under Section 409A of the Code, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments). If the National Tax Counsel so requests in connection with the opinion required by this Section 8(b), the Participant and the Company shall obtain, at the Company's expense, and the National Tax Counsel may rely on, in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant solely with respect to its status under Section 280G of the Code (or any successor provision) and the regulations thereunder. Notwithstanding the foregoing, the provisions of this Section 8(b), including the calculations, notices and opinions provided for herein, shall be based upon the conclusive presumption that the following are reasonable: (1) the compensation and benefits provided for in the Employment Agreement and this Agreement and (2) any other compensation earned prior to the Termination Date by the Participant pursuant to the Company's compensation programs if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Covered Termination or the Termination Date.

c.In the event that, upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments it is finally determined that the Participant owes more Excise Tax than was contemplated in the opinion of the National Tax Counsel with respect to the amount of Total Payments delivered to the Participant, then the Participant and the Company, at the Company's expense, shall direct the National Tax Counsel to re-issue its opinion taking into account the audit findings. Thereafter, appropriate adjustments shall be made under this Agreement, in the manner determined by the National Tax Counsel, such that the net amount that is payable to the Participant reflects the intent of the parties as expressed in this Section 8. If the Company is required to make a payment to the Participant, then such payment shall be paid following the date of the final determination by a court or the Internal Revenue Service and within 30 days after the date the Participant provides the Company a written request for reimbursement thereof (accompanied by proof of taxes paid), but in no event shall the reimbursement be made later than the end of the calendar year following the year in which the Participant remits the excise tax to the Internal Revenue Service.

d.The Company will bear all costs associated with the National Tax Counsel and will indemnify and hold harmless the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to the National Tax Counsel's determinations pursuant to this Section 8, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

9.	Miscellaneous.

a.Each party to this Agreement (i) consents to the personal jurisdiction of the state and federal courts having jurisdiction in Pinellas County, Florida, (ii) stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is in the state or federal courts located in Pinellas County, Florida, and (iii) waives any defense, whether asserted by a motion or pleading, that any such court is an improper or inconvenient venue.

b.No legal action or proceeding may be brought with respect to this Agreement more than one year after the later of (i) the last date on which the act or omission giving rise to the legal action or proceeding occurred, or (ii) the date on which the individual bringing such legal action or proceeding had knowledge or should have had knowledge of such act or omission. At the Company's election, such action or other legal proceeding shall be heard pursuant to a bench trial and, if so elected, the parties to such proceeding shall waive their rights to a trial by jury.

c.This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business, and upon the Participant's estate or any individual who obtains a right hereunder by will or the laws of descent and distribution.

10.	Investment Representation Statement. The Participant must complete the Investment Representation Statement attached hereto as Exhibit A to receive the award described herein.

11.	Certain Definitions. For purposes of this Agreement:

a.Code. The term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

b.Employer. The term “Employer” means the Company and/or any subsidiary of the Company that employed the Executive immediately prior to the Termination Date.

c.Section 409A Tax. The term “Section 409A Tax” means the sum of (i) the 20 percent additional income tax described in Code Section 409A(a)(1)(B)(I)(ii) to the extent such additional tax is incurred by the Executive as a result of a Section 409A Violation, (ii) the interest determined to be due under Code Section 409A(a)(1)(B)(I)(i) in connection with the same Section 409A Violation, and (iii) any penalties incurred by the Executive in connection with the same Section 409A Violation, provided that the Executive pays such additional income tax and related interest and penalties promptly upon being notified that such amount is due. Section 409A Tax does not include any interest or penalties assessed by the Internal Revenue Service on the Executive that are attributable to Executive's willful misconduct or negligence.

d.Section 409A Violation. The term “Section 409A Violation” means a violation of Section 409A of the Code that occurs in connection with any payment or benefit (or any acceleration of any payment or benefit) in connection with this Agreement or the fact that a provision of any benefit plan or program of the Company or the Employment Agreement fails to comply with Code Section 409A, and the Executive incurs additional tax under Section 409A of the Code as a result of such violation.

e.Termination Date. The term “Termination Date” means the effective date of the Executive's termination of employment pursuant to the Employment Agreement.

COMPANY:	PARTICIPANT:

UNITED INSURANCE HOLDINGS CORP., a Delaware corporation By: /s/ Gregory C. Branch Print Name: Gregory C. Branch Print Title: Chairman	/s/ John Forney JOHN FORNEY

EXHIBIT A

UNITED INSURANCE HOLDINGS CORP.
INVESTMENT REPRESENTATION STATEMENT

TRANSFEREE:	John Forney, a resident of Florida (“Transferee”)
ISSUER:	United Insurance Holdings Corp., a Delaware corporation (the “Issuer”)
SECURITY:	86,990 shares of Common Stock (the “Shares”)
DATE:	September 14, 2012

In connection with the Restricted Stock Award Agreement, dated September 14, 2012, between Transferee and the Issuer, Transferee represents and warrants to the Issuer as of the date hereof:

1.
Transferee understands that an investment in the Shares is speculative. Transferee is aware of the Issuer's business affairs and financial condition and has acquired sufficient information about the Issuer to reach an informed and knowledgeable decision to acquire the Shares. Transferee is acquiring the Shares not with a view to, or for resale in connection with, any “distribution,” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

2.
Transferee understands that the Shares have not been registered under the Securities Act and are being transferred to the Transferee by reason of a specific exemption therefrom, which exemption depends upon, among other things, the accuracy of Transferee's representations and warranties as set forth herein.

3.
Transferee understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Transferee further acknowledges and understands that the Issuer is under no obligation to register the Shares. Transferee understands that the instrument evidencing the Shares will be imprinted with a legend which prohibits the transfer of the Shares unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Issuer.

4.
Transferee is aware of the adoption of Rule 144 by the Securities and Exchange Commission, promulgated under the Securities Act, which permits limited public resale of shares acquired in a non-public offering subject to the satisfaction of certain conditions. Transferee understands that if the Issuer is not satisfying the current public information requirement of Rule 144 at the time Transferee wishes to sell the Shares, Transferee would be precluded from selling the Shares under Rule 144 even if the minimum holding period has been satisfied.

5.
Transferee is capable of bearing the economic risk and burden of the investment and the possibility of complete loss of all of the investment, and the lack of a public market such that it may not be possible to readily liquidate the investment whenever desired.

Very truly yours,

By:     /s/ John Forney
Transferee